EXHIBIT 5.1
SPENCER FANE LLP
1000 WALNUT STREET, SUITE 1400
KANSAS CITY, MO 64106
(816) 474-8100

December 20, 2017

Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “Registration Statement”), of Hooper Holmes, Inc., a New York corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale of up to 4,091,783 shares of the Company’s common stock, par value $0.04 per share (“Common Stock”), consisting of (a) 450,000 shares of Common Stock (the “Commitment Shares”) issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) as an initial commitment fee in connection with the Company’s entry into the Purchase Agreement with Lincoln Park as of August 31, 2017 (the “Purchase Agreement”), (b) 50,000 shares of Common Stock (the “Aracle Shares”) issued to Aracle SPF V, LLC in connection with its consent to the Company entering into the Purchase Agreement, and (c) up to 3,591,783 shares of Common Stock (the “Future Shares”) that may be issued and sold to Lincoln Park pursuant to the Purchase Agreement.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Commitment Shares and the Aracle Shares are validly issued, fully paid and non-assessable and that the Future Shares, when issued against payment therefor as set forth in the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Spencer Fane LLP

WA 10516299.1